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                                                                    Exhibit 10.1
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                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between MediaBin, Inc., a Georgia corporation with its principal offices at Suite 600 - Seven Piedmont Center, 3525 Piedmont Road, Atlanta, Georgia 30305 (the "the Company") and David Moran ("Executive"), an individual, and shall be effective on the Effective Date, as defined below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto, the parties do hereby covenant and agree as follows:

1.  Background.

     A. The Company is engaged in the business developing, marketing, and selling commercial computer software that enables large corporations to electronically (i) prepare and re-format pictures of their brands and products ("Images") for use in various types of medium, including, but not limited to, print ads, the Internet, store merchandising displays, and billboards, (ii) track the usage of their Images and subsequent revisions of such Images, (iii) access the most current version of any Image, (iv) share Images or sets of Images among geographically dispersed employees, and (v) search for any Image stored in the corporation's local or remote database.

     B. The Company desires to secure and retain the services of Executive in the office and in the capacities to be designated pursuant to Subsection 4A hereof, and Executive desires to engage in the full and active employ of the Company in accordance with the terms and conditions herein set forth, and the Company desires to retain Executive's valuable skills and services for the benefit of the Company.

2.  Definitions.

     For purposes of this Agreement and unless otherwise indicated, the following terms shall have the meaning as set forth below, and the parties hereto agree to be bound by the provisions hereof:

     A.  Board of Directors means the Board of Directors of the Company.

     B. Business means the business of developing, marketing, and selling commercial computer software ("Software") that enables large corporations to electronically (i) prepare and re-format pictures of their brands and products ("Images") for use in various types of medium, including, but not limited to, print ads, the Internet, store merchandising displays, and billboards, (ii) track the usage of their Images and subsequent revisions of such Images, (iii) access the most current version of any Image, (iv) share Images or sets of Images among geographically dispersed employees, and (v) search for any Image stored in the corporation's local or remote database. The Software can perform the foregoing capabilities for Images in all types of formats.

     C. Change in Control means either of the following: (a) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all of its assets for cash or property, or for a combination of cash and property, or for other consideration; or (b) any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or
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transaction, or by a purchase of an interest in the Company, an interest in the
Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company. However, notwithstanding the foregoing, in no event shall an initial public offering of the Company's common stock constitute a Change of Control.

     D. Company means MediaBin, Inc., its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives.

     E. Confidential Information means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company,
(iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

     F.  Contact means any interaction between Executive and a Customer which
(i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last two years of Executive's employment with the Company (or during Executive's employment if employed less than two years).

     G. Customer means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

     H.  Effective Date means September 1, 2001.

     I. Employee means any person who (i) is employed by the Company at the time Executive's employment with the Company ends, (ii) was employed by the Company during the last year of Executive's employment with the Company (or during Executive's employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

     J. Licensed Materials means any materials that Executive utilizes for the benefit of the Company, or delivers to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by Executive or of which Executive is otherwise in lawful possession, and (iii) Executive may
                                                   ---
lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

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     K.  Permanent Disability means a physical or mental condition which renders
Executive incapable of performing the essential functions of his job with or without reasonable accommodation for a period of ninety (90) consecutive days as reasonably determined by the Board of Directors.

     L.  Plan means the Company's 2001 Stock Incentive Plan.

     M. Restricted Period means the time period during Executive's employment with the Company, and for two (2) years after Executive's employment with the Company ends.

     N. Term means the two-year period beginning on the Effective Date and ending on August 31, 2003, unless this Agreement is either renewed or terminated earlier as provided in Section 6 below.

     O. Termination With Cause means the termination by the Company of this Agreement and Executive's employment for any one of the following reasons:

     (i)    Executive's theft or embezzlement of property of the Company;

     (ii) Continued gross neglect by Executive in fulfilling his duties as set forth in this Agreement and Executive's failure to cure such gross neglect, if possible as determined in the sole discretion of the Board of Directors, within thirty (30) days after receiving written notification of such gross neglect from the Board of Directors setting forth in detail the matters involved;

     (iii) Actual fraud or other material acts of dishonesty in conducting the Company's business or in the fulfillment by Executive of his assigned responsibilities; the destruction of any material amount of the Company's property willfully or through Executive's gross neglect; or the unauthorized disclosure of any Confidential Information or Trade Secrets in violation of Section 7 below; or

     (iv) A violation or other failure of Executive to perform in accordance with any material provision of any written agreement with the Company or the codes of conduct, policies, and procedures of the Company, including, but not limited to, those described in any employee handbook distributed by the Company, or to perform in accordance with the reasonable directives imposed upon him by the Board of Directors, and Executive does not cure such violation or other failure, if possible as determined in the sole discretion of the Board of Directors, within thirty (30) days after receipt of notice by Executive from the Company.

     P. Termination Without Cause means a termination by the Company of this Agreement and Executive's employment for any reason that is not listed in
Section 6B(i), (ii), (iii), (iv), or (v) of this Agreement.

     Q. Trade Secrets means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper

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means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          R. Voluntary Termination means unilateral termination by Executive of his employment with the Company prior to the end of the Term; provided that Executive shall not be considered to have unilaterally terminated his employment with the Company if Executive terminates his employment following: (i) the Company's breach of a material term of this Agreement which the Company fails to cure within thirty (30) days after receiving notice thereof from Executive and
                                                                           ---
Executive terminates his employment within twenty (20) days following the expiration of such cure period, or (ii) any relocation without Executive's
                                --
consent to an office of the Company located more than fifty (50) miles from the city limits of Atlanta, Georgia and Executive terminates his employment within
                                ---
twenty (20) days following such relocation. A termination by Executive of his employment that falls within sub-clauses (i) or (ii) of the preceding sentence shall constitute a Termination Without Cause for purposes of Section 6 below.

          S. Work Product means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (i) is created within the scope of Executive's employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Executive's employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

3. Employment. Subject to the terms and conditions hereof, the Company, through its Board of Directors, agrees to employ Executive in the office of Chief Executive Officer and President of the Company, and Executive agrees to accept such employment and office upon the terms and conditions set forth herein.

4.  Responsibilities.

    A. Commencing as of the Effective Date and during the Term, Executive shall assume the responsibilities, perform the duties, and exercise the powers as directed by the Board of Directors as described on Exhibit A to this Agreement.

    B. In performing the duties and exercising the powers as set forth in this Agreement, Executive agrees and acknowledges to act in a professional, ethical and business like manner at all times and under all circumstances. Executive also agrees to comply with and follow all codes of conduct, policies, and procedures of the Company, including those described in any employee handbook distributed by the Company. If this Agreement conflicts with such codes of conduct, policies or procedures, this Agreement will control.

5. Compensation. The Company shall pay, and Executive agrees to accept, as full and complete compensation for services to be rendered hereunder during the Term, the remuneration described below:

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     A.  Monthly Salary.  The Company shall pay Executive a base monthly salary as of the Effective Date of Twenty Two Thousand Nine Hundred Sixteen Dollars and Sixty-Six Cents ($22,916.66) per month ("Monthly Salary"), subject to increases which, if granted, shall be effective and in such amounts as the Board of Directors in its sole discretion may deem appropriate. Monthly Salary shall be payable according to the customary payroll practices of the Company and shall be subject to all applicable withholdings.

     B. Quarterly Bonus. During the Term, Executive will be eligible to receive a quarterly bonus with a target payment of up to $55,000 if Executive's performance and the Company's performance meets certain quarterly goals established each fiscal year by the Board of Directors (the "Quarterly Bonus"). Executive will not receive any Quarterly Bonus if, for any reason, Executive is
                                                       ---
not employed on the last day of the fiscal quarter for which the Quarterly Bonus is to be paid. The Quarterly Bonus will be subject to all applicable withholdings. The Quarterly Bonus for the year 2001 will be prorated based upon the number of days Executive is employed during such quarter.

     C. Signing Bonus. The Company will pay Executive a signing bonus of $25,000 (the "Signing Bonus") within thirty (30) days of the Effective Date. The Signing Bonus will be subject to all applicable withholdings.

     D. Change in Control Bonus. Within thirty (30) days of a Change in Control, the Company shall pay Executive a cash bonus of at least $500,000 (the "Change in Control Bonus"); provided, however, that the Change in Control Bonus may be increased based upon the realized value of the Company as determined by the Board of Directors. Executive will not receive the Change in Control Bonus if, for any reason, Executive is not employed on the date of the Change in
        ---
Control. The Change in Control Bonus will be subject to all applicable withholdings.

     E. Stock Options. As soon as possible after execution of this Agreement, the Company will request that the Board of Directors grant, within one (1) week after the Effective Date, Executive one or more options to acquire a total of 1,000,000 shares of the Company's common stock (the "Options") pursuant to the terms and conditions of the Company's 2001 Stock Incentive Plan as set forth in Exhibit B (the "Plan") and the Stock Option Grant Certificate set forth on Exhibit C. The exercise price per share of the Options shall be equal to the fair market value of a share of the Company's common stock as of the date of grant. To the extent possible, the Options shall be incentive stock options.

     F.  Insurance and Benefits.

     (i) The Company shall allow Executive to participate in or receive benefits under all employee and executive benefit plans or arrangements maintained by the Company all at the highest level that is available through the Company to other senior officers of the Company subject to the same terms and conditions as generally apply to such other senior officers.

     (ii) Executive shall be entitled to all holidays recognized by the Company and vacation time as are generally available to other senior officers of the Company, with continuing payment of all compensation as set forth herein. Executive shall be reimbursed by the Company for all necessary and reasonable expenses incurred on behalf of the Company in accordance with then current reimbursement policies of the Company.

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     G.  Automobile Allowance. During the Term, the Company will pay Executive an automobile allowance of $14,000 per year, to be paid semi-monthly, subject to all applicable withholdings.

     H.  Form of Currency.   All amounts set forth in this Agreement are
designated in U.S. dollars.

     I. Excise Taxes. If Executive believes that he might be required to pay any Code (S) 4999 excise tax in connection with the benefits described in this Agreement, Executive shall be entitled to request the calculation and payment of such excise tax to the extent provided in this Agreement; provided, however, that Executive must provide an independent tax consultant selected by the Company (the "ITC") with all information the Company or the ITC deems necessary, appropriate or useful for the ITC to determine the proper amount of excise tax which should be paid by Executive, and Executive must agree with the release of such information by the Company to the ITC.

     The ITC shall, with respect to Executive upon Executive's making a request for the calculation and payment of Code (S) 4999 excise tax, make a determination as to whether the amounts paid to Executive under this Agreement which constitute "parachute payments" (as defined in Code (S) 280G) (hereinafter referred to as "Parachute Payments") could be subject to the Code (S) 4999 excise tax. In doing so, the ITC shall determine Executive's "Base Amount" (as defined in Code (S) 280G) and, provided the Parachute Payments equal or exceed three hundred sixty percent (360%) of Executive's Base Amount, Executive shall receive an additional lump sum cash payment (the "Gross-Up Payment") in an amount determined by the ITC such that, after payment by Executive of all taxes (including any Code (S) 4999 excise tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive will retain from the Gross-Up Payment an amount equal to the Code (S) 4999 excise tax imposed upon the Parachute Payments, subject to any other provisions of this Agreement to the contrary. If the ITC shall determine that no Code (S) 4999 excise tax is payable by Executive, the ITC shall furnish Executive with a written opinion that Executive has substantial authority not to report any Code
(S) 4999 excise tax due on Executive's income tax returns. If the ITC determines the Parachute Payments do not equal or exceed 360% of Executive's Base Amount, no Gross-Up Payment shall be made to Executive.

     Executive shall notify the Company in writing within fifteen (15) days of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the payment by the Company of Code (S) 4999 excise tax on behalf of Executive. If Executive is subsequently required to make a payment of any Code
(S) 4999 excise tax by the IRS, then the Company shall make a Gross-Up Payment to Executive if the IRS determines the Parachute Payments equal or exceed three hundred sixty (360%) of Executive's Base Amount; provided, however, the Company may, in lieu of making such payment to Executive, notify Executive in writing that it desires that Executive contest the IRS's claim, in which case Executive and the Company shall cooperate, and the Company shall bear all costs and expenses (including payment of any resulting Code (S) 4999 excise tax ultimately determined to be due, additional interest and penalties) incurred in connection with contesting such claim, to the extent that such would exceed the necessary Gross-Up Payment.

6.  Term and Termination.

     A. The Term shall be for a period of two (2) years, beginning on the Effective Date and ending on August 31, 2003. Upon expiration of the Term, this Agreement will automatically renew for a

                                      -6-
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one-year period (each a "Renewal Period"), unless either party notifies the other party prior to the end of the Term or the Renewal Period that the Agreement will not be renewed. If this Agreement is renewed in accordance with this Section, each Renewal Period shall be included in the definition of "Term" for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section, Executive's employment will terminate or Executive's employment relationship will convert to an at-will relationship, meaning that Executive may terminate his employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate Executive's employment at any time with or without cause or advance notice. If this Agreement is not renewed and Executive's employment relationship converts
                              ---
to an at-will relationship, the period in which Executive continues to be employed with the Company shall not be included in the definition of "Term" for purposes of this Agreement.

     B. During the Term, this Agreement may be terminated by any of the following events:

          (i) Mutual written agreement signed by both the Company and Executive at any time;

          (ii)   Voluntary Termination by Executive;

          (iii)  Death or Permanent Disability of Executive;

          (iv) Expiration of the Term, unless renewed as provided in Section 6A above;

          (v) Termination With Cause; provided, however, that the Company shall provide Executive with the opportunity to meet with the Board of Directors before terminating this Agreement With Cause; or

          (vi)   Termination Without Cause.

     C. If this Agreement terminates for any of the reasons stated in Section 6B(i), (ii), (iii), (iv), or (v) above, then Executive shall be entitled to receive his Monthly Salary through the termination date and thereafter the Company shall have no further obligations under this Agreement, including, but not limited to, the obligation to pay Executive any portion of any bonus contemplated by this Agreement, but Executive shall continue to be bound by Sections 7A, B, and C, and all other post-termination obligations to which Executive is subject, including, but not limited to, the obligations contained in this Agreement.

     D. If the Company terminates the employment of Executive for the reason stated in Section 6B(vi) above, then (i) the Company shall pay Executive a separation payment equal to Executive's Monthly Salary in effect as of the date of termination for a period of twelve (12) months, payable over a period of twelve (12) months (the "Separation Pay Period") in accordance with the Company's normal payroll practices, and (ii) the Company shall reimburse Executive's and Executive's eligible dependents' COBRA premium under the Company's major medical group health plan on a monthly basis until the earlier of (A) the expiration of the Separation Pay Period, or (B) the date on which Executive obtains medical coverage from another employer. The separation payments and benefits set forth in the preceding sentence shall constitute full satisfaction of the Company's obligations under this Agreement. The Company's obligation to provide the separation payments and benefits set forth in this
Section 6D shall be conditioned upon Executive's:

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          1.  Execution of a Separation and Release Agreement in a form prepared by the Company whereby Executive releases the Company from any and all liability and claims of any kind; and

          2. Compliance with the restrictive covenants (Sections 7A, B, and C) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.

          The Company's obligation to make the separation payments set forth in this Section 6D shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject.

     E. If Executive has any outstanding obligations to the Company at the time this Agreement terminates for any reason, Executive acknowledges that the Company is authorized to deduct any amounts owed to the Company from Executive's final paycheck and/or from any amounts that would otherwise be due to Executive under Section 6D above.

     F. Upon termination of employment for any reason, Executive shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within Executive's possession, custody or control, including but not limited to any materials containing any Trade Secrets or Confidential Information or any portion thereof.

7. Restrictive Covenants. Executive acknowledges that (i) his position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company, (ii) the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers are valuable assets of the Company and may not be converted to Executive's own use,
(iii) the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Executive's right to work or earn a living after Executive's employment with the Company ends.

     A. Trade Secrets and Confidential Information. Executive represents and warrants that: (i) he is not subject to any agreement that would prevent him from performing his duties for the Company or otherwise complying with this Agreement, and (ii) he is not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

          Executive agrees that he will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during his employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive's resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in his possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's consent.

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          The obligations under this Section 7A shall: (i) with regard to the
Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

          The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

     B. Non-Solicitation of Customers. During the Restricted Period, Executive will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 7B apply only to the Customers with whom Executive had Contact.

     C. Non-Recruit of Employees. During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

8. Work Product. Executive's employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assigns, all future Work Product to the Company.

     The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, Executive agrees to perform, during or after Executive's employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

     Executive agrees to provide the Company with a written description of any Work Product in which he is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

9. License. Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. Executive shall notify the Company in writing of any Licensed Materials he delivers to the Company.

10. Release. Executive consents to the Company's use of his image, likeness, voice, or other characteristics in the Company's products or services. Executive releases the Company from any cause of

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action which he has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. Executive represents that he has obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that Executive provides to the Company.

11. Post-Employment Disclosure. During the Restricted Period, Executive shall provide a copy of this Agreement to persons and/or entities to whom Executive provides goods and services. If Executive provides services to another person or entity during the Restricted Period, Executive shall provide the Company with such person or entity's name, Executive's job title, and a description of the services he will provide.

12. Equitable Relief. Executive agrees that if he breaches Sections 7, 8, 9 and/or 10 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, Executive will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, such holdings shall not affect the enforceability of any other provision of this Agreement, and all other provisions shall continue in full force and effect.

14. Attorneys' Fees. If a dispute between the parties arises in connection with this Agreement, the prevailing party shall be entitled to reimbursement from the other party for reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the resolution of the dispute.

15. Headings. The headings of the several paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

16. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; (ii) mailed by certified mail, return receipt requested, with proper postage prepaid; or (iii) delivered by recognized courier contracting for same day or next day delivery with signed receipt acknowledgment to:

          (a)  To the Company:


               MediaBin, Inc.
               Suite 600 - Seven Piedmont Center
               3525 Piedmont Road
               Atlanta, Georgia  30305-1530
               Attention:  Chairman of the Board of Directors

               With a copy to:
               Morris, Manning & Martin, LLP
               1600 Atlanta Financial Center

               3343 Peachtree Road, N.E.
               Atlanta, Georgia  30326
               Attn: John C. Yates, Esq.

          (b)  To Executive:


               David Moran
               ---------------
               ---------------

or at such other address as the parties hereto may have last designated by notice to the other parties. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Any item mailed by certified mail shall be deemed to have been delivered on the date evidenced on the return receipt.

17. Governing Law. Except as provided in Section 22 of this Agreement, this Agreement shall be governed by and construed under the laws of the State of Georgia, without giving effect to its conflict of law principles.

18. Waiver. The Company's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

19. Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Executive may not assign his rights and obligations under this Agreement to any other party. The covenants contained in Sections 7 A, B, and C of this Agreement shall survive cessation of Executive's employment with the Company, regardless of the reason for cessation of his employment and regardless of who causes the cessation.

20. Entire Agreement. This Agreement, including Exhibits A, B, and C which are incorporated by reference, constitutes the entire agreement between the parties concerning the subject matter of this Agreement. Except as otherwise provided herein, this Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with Executive to cause Executive to sign this Agreement. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by both parties.

21. Confidentiality. The terms and conditions of this Agreement are highly confidential. Accordingly, Executive acknowledges and agrees that neither he nor anyone acting on his behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, except: (i) Executive's spouse; (ii) Executive's attorneys, accountants, or financial advisors, but only to the extent disclosure is necessary to obtain legal or professional services from such persons; or (iii) a government agency or court of competent jurisdiction pursuant to a legally enforceable subpoena. If Executive makes any disclosure to any person described in sub-clauses (i) or
(ii) above, Executive shall inform such person of this confidentiality provision and shall receive the individual's agreement not to make any use, disclosure, or announcement concerning this Agreement in violation of this Section.

22. Arbitration. Except as provided below, all disputes arising out of Executive's employment or the cessation of Executive's employment, including, but not limited to, claims arising under or relating to this Agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law shall be exclusively resolved by final binding arbitration under the Federal Arbitration Act, 9 U.S.C. (S) 1. Such claims shall be settled by final and binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     This arbitration provision shall not apply to any disputes or claims relating to or arising out of the restrictive covenants set forth in Section 7 of this Agreement, including, but not limited to, any claims for equitable relief relating to such restrictive covenants. Any claims relating to or arising out of Section 7 of this Agreement shall be governed by the laws of the State of Georgia and shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. Executive consents to the personal jurisdiction of the courts identified above. Executive waives (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

23. AFFIRMATION. EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS ITS TERMS AND CONDITIONS. HE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND TO ASK THE COMPANY ANY QUESTIONS HE MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.



     IN WITNESS WHEREOF, the parties hereto have affixed their seals and executed this Agreement effective as of the Effective Date.



                              MEDIABIN, INC.


                              /s/ John C. Bacon
                              -----------------------------
                              By:    John C. Bacon
                              -----------------------------
                              Title: Chairman
                                     ----------------------

                              Date:  July 31, 2001
                                     ----------------------


                              EXECUTIVE:


                              /s/ David Moran
                              -----------------------------
                              DAVID MORAN, Individually

                              Date:  July 31, 2001
                                     ----------------------

                                   EXHIBIT A

                              Duties of Executive
                              -------------------

     The following duties of Executive may be modified, reduced or revised by the Board of Directors in its discretion and upon providing notice to Executive:

     1.  Manage the daily business and affairs of the Company.

     2. Exercise general supervision and administration over all daily affairs of the Company with power to make and execute all contracts, leases and other documents or instruments in the conduct of the regular and ordinary business of the Company, subject to and unless otherwise directed by the Board of Directors.

     3. Exercise general supervision over other officers and agents of the Company.

     4. Ensure that all orders and resolutions of the Board of Directors are carried into effect.

     5. Formulate and implement business plans of the Company as approved by the Board of Directors.

     6. Do and perform all such other acts as specified in the Bylaws of the Company or as directed by the Board of Directors of the Company.

     7. Comply with all policies, restrictions and procedures adopted by the Company or the Board of Directors relating to the sale or purchase of securities of the Company including all U.S. and Norwegian rules and regulations relating thereto.

     8.  Other duties as assigned.

                                   EXHIBIT B


                           2001 Stock Incentive Plan
                           -------------------------



                             [Attached to original]

                                   EXHIBIT C


                        [Stock Option Grant Certificate]